Exhibit 99.1
Dear Shareholders,
The first quarter was another outstanding quarter for Carvana.
It was our 6th consecutive quarter of 40% or greater year-over-year unit growth leading to company records in retail units sold, revenue, gross profit, SG&A expense per unit, GAAP Operating Income, and Adjusted EBITDA, again demonstrating the power of our business model.
At its core, the used car industry is a complex system that enables customers to switch cars with one another. Our goal is to make that system dramatically simpler, more efficient, more scalable, and more customer-centric. We achieve that through vertical integration, reengineering physical processes, and maximizing the use of technology.
It’s working.
The simplest proof point is this: for the 9th straight quarter, we were both the fastest growing and most profitable automotive retailer.
Another expression of this is how quickly we can move cars from one owner to the next.
A Carvana customer went from clicking “get started” to scheduling delivery in about 2 minutes. That only happens with intuitive tools, high levels of automation, vertical integration, deterministic pricing, and real-time access to data.
Another customer went from clicking “get started” to having their car delivered to their driveway in less than 2 hours. That requires everything above, plus automated verification, rapid vehicle retrieval, real-time scheduling, and highly coordinated logistics.
And in one of the clearest demonstrations of what our system can do, we completed the full lifecycle of a vehicle—from one customer selling their car to us to another customer buying that same car—in less than 5 days. That takes all the previous capabilities and adds automated vehicle valuation, integrated scheduling, multi-hauler transport, inspection and reconditioning, photography, and merchandising, all culminating with another customer clicking “get started” on that car, finalizing the order and taking delivery.
These timelines are all records and necessarily outliers, but they clearly illustrate how tightly the Carvana system fits together and how each capability compounds the advantages of the others, making Carvana the most efficient platform for moving cars from their previous owner to their next.
With our investments in our wholesale capabilities in the last couple of years, we have also streamlined the process when the next owner of a vehicle is a dealer. In just 11 hours, we purchased a car from a customer, listed it for sale on ADESA Clear and sold it to a dealer. We believe ADESA Clear is the best digital wholesale platform in the industry. Paired with our retail capabilities, we believe this enables us to be the best buyer of cars from both retail customers and commercial partners.
Speed is fundamentally valuable when dealing with a depreciating asset, but speed also demonstrates the simplicity of our system and the customer experiences we can provide, which are even more valuable.
As we continue to scale reconditioning capacity and expand inventory pools, we expect these capabilities to compound even further. And we expect to keep setting new benchmarks that highlight just how different the Carvana model is.
We remain firmly on the path of achieving our mission of changing the way people buy and sell cars and to selling 3 million cars per year at a 13.5% adjusted EBITDA margin by 2030 to 2035.

Summary of Q1 2026 Results
Q1 2026 Financial Results: All financial comparisons stated below are versus Q1 2025 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 187,393, an increase of 40%
•Revenue totaled $6.432 billion, an increase of 52%
•Total Gross profit was $1.271 billion, an increase of 37%
•Total Gross profit per unit ("GPU") was $6,783, a decrease of $155
•Non-GAAP Total GPU was $6,911, a decrease of $229
•Net income margin was 6.3%, a decrease from 8.8%
◦Net income totaled $405 million1
•

1 Net income in Q1 2026 was negatively impacted by $42 million associated with changes in the fair value of warrants.

•Adjusted EBITDA margin was 10.4%, a decrease from 11.5%
◦Adjusted EBITDA totaled $672 million
•GAAP Operating income was $581 million, an increase of $187 million
•Basic and diluted net earnings per Class A share were $1.75 and $1.69, respectively, based on 143 million and 148 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 226 million shares of Class A common stock outstanding

Outlook
Looking toward Q2 and assuming the environment remains stable, we expect a sequential increase in both retail units sold and Adjusted EBITDA2, leading to all-time company records on both metrics. We remain on track to deliver significant growth in both retail units sold and Adjusted EBITDA2 in FY 2026.

First Quarter Results
The first quarter was another very strong quarter for Carvana and again highlighted the power of our vertically integrated offering.
Retail units sold were 187,393, marking 40% year-over-year growth and again significantly outpacing the industry, which was approximately flat year-over-year. This level of growth drove industry-leading profitability, with Net Income margin of 6.3% and Adjusted EBITDA margin of 10.4%.

1 All data points are as of the most recent publicly reported fiscal quarter.

GAAP and Non-GAAP Retail GPU decreased by $39 and $58 year-over-year, respectively, primarily driven by higher reconditioning costs and lower shipping fees. On a sequential basis, Retail GPU increased by $175 and $174 on a GAAP and Non-GAAP basis, respectively.
Retail GPU was impacted by higher reconditioning costs year-over-year in Q1. Over the past few months, our reconditioning teams have made exciting progress:
•Centralizing planning and decision-making to improve productivity and simplify execution as we scale. For example, we are transitioning shift scheduling and overtime management from site-level ownership to a centralized model, enabling us to better optimize production while maintaining efficiency across the network.
•Building better tools and continuing to leverage AI to improve visibility, planning, and day-to-day execution. For example, we have developed a new application under our proprietary Carli software, called ‘Roll Call’, which enables leaders to allocate labor more efficiently across a given site and identify gaps, bottlenecks or underutilized headcount.
•Strengthening training and workforce development through greater technology integration and a more structured curriculum, allowing us to more efficiently recruit and upskill reconditioning associates in line with our growth.

2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss). Forecasted results and future objectives may be impacted by factors outside Carvana’s control. See “Forward Looking Statements” herein.

So far in Q2, we are beginning to see the impact of these efforts, with labor hours per unit for vehicles produced over the last few weeks approaching levels just shy of our all-time best.
These recent trends are encouraging, but there is more to do. We will continue refining our operations to drive strong execution and consistently deliver high-quality vehicles to our customers.
Our Q1 results have again demonstrated our ability to deliver significant profitability at increasing scale as we continue to progress toward achieving our goal of becoming the largest and most profitable auto retailer and buying and selling millions of cars per year.

Title & Registration: Turning Complexity into Capability
Similar to reconditioning, logistics, and customer care, title and registration (“T&R”) is a complex, behind-the-scenes operational process that we simplify through vertical integration to drive better experiences.
Titles are records of ownership. Registration is a license to use the roads. While these functions are straightforward, the processes behind them are structurally complex. T&R is highly fragmented, heavily paper-based, and governed by over 40,000 discrete rule conditions across 50 states. These span 600+ state-specific form IDs across three categories: document coherence (fields must match across the documents in the transaction), presence and format (fields must exist, be signed, or satisfy a required value), and conditional requirements (200+ deal attributes that determine which documents are required). Requirements vary widely by state (and often by county or city), as well as by customer and vehicle, with many jurisdictions still dependent on paper documentation, wet ink signatures, and in-person or mail document delivery.

Providing efficient, industry-leading title and registration experiences at national scale requires both high-quality technology capable of automating decisions across a vast number of scenarios and operational systems that can execute reliably within rigid, state-governed processes. This integration of technology and operations is a core capability of the Carvana model.
Continued investments in these areas have enabled us to achieve timely registration completion rates of ~99%, which we believe to be substantially higher than industry averages.

Expanding Production Capacity
One of the key drivers of achieving 3 million annual retail units sold is expanding production capacity. We plan to do this through four key strategies: 1) increasing staffing at existing facilities, 2) integrating retail production lines at more ADESA facilities, 3) building new lines at ADESA facilities, and 4) eventually building new greenfield production locations, with the latter being less of a priority in the near term.

As of Q1, we have 18 Carvana inspection and reconditioning centers and 16 ADESA integrated sites. In 2026, we expect to integrate 6 to 8 existing ADESA sites. In addition to these integrations, we expect to begin construction on full-buildouts of select ADESA sites throughout the year.

This current footprint gives us fully built out annual capacity for approximately 1.5 million retail units, with real estate to support annual retail production of 3 million retail units.

Looking forward, we will continue investing in our infrastructure ahead of future growth. By building excess reconditioning capacity, we expect to benefit from near-term operational flexibility while laying a clear foundation to support growth over the medium and long term.

Summary
The first quarter was another great quarter that has us off to a strong start in 2026.
We are continuing to hit records. We are continuing to improve the Carvana machine. We are continuing to execute. And our team is continuing to demonstrate our ability to scale a business of Carvana’s complexity at high speed while continually delivering exceptional experiences to our customers.
It remains early in the game and the future remains extremely bright.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix I: GPU and SG&A Expense Detail
Year-over-year changes in components of Total GPU and Total SG&A Expense per Unit were driven by the factors outlined below.
Going forward, we will present Wholesale GPU on a consolidated basis, combining Wholesale Vehicle GPU ($592 and $603 in Q1 2026 on a GAAP and Non-GAAP basis, respectively) and Wholesale Marketplace GPU ($219 and $278 in Q1 2026 on a GAAP and Non-GAAP basis, respectively) given their increasingly integrated functions. Additionally, expenses previously categorized as Wholesale Marketplace operations ($91 per retail unit sold in Q1 2026) are now categorized as Overhead expenses, as they are primarily fixed with respect to retail units sold.

Conference Call Details
Carvana will host a conference call today, April 29, 2026, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, May 6, 2026, by dialing (877) 669-9658 or (412) 317-0088 and entering passcode 3177591#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding our future financial performance; scale; customer experiences; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; operational and efficiency initiatives and gains; our strategy; potential infrastructure capacity utilization, integration, buildouts, and potential benefits therefrom; efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of integrations, including relating to ADESA; our long-term financial goals; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.
Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues, including the effects of tariffs and other trade restrictions, the U.S. government shutdown, and the conflict in Iran on our business and industry; our ability to effectively manage our rapid growth; the changes in prices of new and used vehicles; our ability to utilize our available infrastructure capacity, build out reconditioning facilities, and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; our ability to raise additional capital and our substantial indebtedness; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; our use of artificial intelligence technology; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike McKeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,410	$2,327
Restricted cash	102	102
Accounts receivable, net	339	245
Finance receivables held for sale, net	982	813
Vehicle inventory	2,664	2,408
Beneficial interests in securitizations	492	486
Other current assets, including $7 and $5, respectively, due from related parties	208	168
Total current assets	7,197	6,549
Property and equipment, net	2,821	2,814
Operating lease right-of-use assets, including $6 and $6, respectively, from leases with related parties	431	443
Intangible assets, net	49	47
Goodwill	10	10
Deferred tax assets	3,031	3,064
Other assets	232	274
Total assets	$13,771	$13,201
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $35 and $21, respectively, due to related parties	$1,259	$1,100
Short-term revolving facilities	79	58
Current portion of long-term debt	229	227
Other current liabilities, including $77 and $31, respectively, due to related parties	194	134
Total current liabilities	1,761	1,519
Long-term debt, excluding current portion	4,846	4,830
Operating lease liabilities, excluding current portion, including $4 and $5, respectively, from leases with related parties	392	406
Tax receivable agreement liability, including $1,645 and $1,721, respectively, due to related parties	2,130	2,228
Other liabilities	10	15
Total liabilities	9,139	8,998
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of each of March 31, 2026 and December 31, 2025	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 143,004 and 142,230 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 76,109 shares issued and outstanding as of each of March 31, 2026 and December 31, 2025	—	—
Additional paid-in capital	3,479	3,450
Retained earnings (accumulated deficit)	241	(9)
Total stockholders' equity attributable to Carvana Co.	3,720	3,441
Non-controlling interests	912	762
Total stockholders' equity	4,632	4,203
Total liabilities & stockholders' equity	$13,771	$13,201

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended March 31,
	2026	2025
Sales and operating revenues:
Retail vehicle sales, net	$4,828	$2,980
Wholesale sales and revenues, including $13 and $8, respectively, from related parties	1,078	863
Other sales and revenues, including $114 and $72, respectively, from related parties	526	389
Net sales and operating revenues	6,432	4,232
Cost of sales, including $5 and $3, respectively, to related parties	5,161	3,303
Gross profit	1,271	929
Selling, general and administrative expenses, including $10 and $7, respectively, to related parties	690	535
Other operating expense, net	—	—
Operating income	581	394
Interest expense, net	99	139
Loss on debt extinguishment	—	2
Other expense (income), net	41	(122)
Net income before income taxes	441	375
Income tax provision	36	2
Net income	405	373
Net income attributable to non-controlling interests	155	157
Net income attributable to Carvana Co.	$250	$216

Net earnings per share of Class A common stock - basic	$1.75	$1.61
Net earnings per share of Class A common stock - diluted	$1.69	$1.51

Weighted-average shares of Class A common stock outstanding - basic	142,749	134,058
Weighted-average shares of Class A common stock outstanding - diluted	148,085	142,587

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$405	$373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	69	73
Equity-based compensation expense	26	23
Deferred income taxes	35	(1)
Tax receivable agreement expense	—	40
Loss on disposal of property and equipment	—	1
Loss on debt extinguishment	—	2
Payment-in-kind interest expense	—	72
Provision for bad debt and valuation allowance	3	5
Amortization of debt issuance costs	3	2
Unrealized loss (gain) on warrants to acquire common stock	42	(158)
Unrealized gain on beneficial interests in securitizations	(2)	(3)
Changes in finance receivable related assets:
Originations of finance receivables	(4,254)	(2,660)
Proceeds from sale of finance receivables, net	4,302	2,699
Gain on loan sales	(354)	(273)
Principal payments received on finance receivables held for sale	62	48
Other changes in assets and liabilities:
Vehicle inventory	(247)	114
Accounts receivable	(96)	(68)
Other assets	(42)	(31)
Accounts payable and accrued liabilities	163	(20)
Operating lease right-of-use assets	12	10
Operating lease liabilities	(13)	(10)
Other liabilities	(7)	(6)
Net cash provided by operating activities	107	232
Cash Flows from Investing Activities:
Purchases of property and equipment	(51)	(27)
Proceeds from disposal of property and equipment	—	1
Payments for acquisitions, net of cash acquired	(11)	(24)
Principal payments received on and proceeds from sale of beneficial interests	31	15
Net cash used in investing activities	(31)	(35)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	1,125	567
Payments on short-term revolving facilities	(1,104)	(570)
Proceeds from issuance of long-term debt	53	46
Payments on long-term debt	(20)	(77)
Payments of debt issuance costs	(1)	(1)
Payments of tax made on behalf of non-controlling members	(2)	(2)
Tax receivable agreement payments	(37)	(17)
Proceeds from equity-based compensation plans	1	5
Tax withholdings related to RSUs	(8)	(4)
Net cash provided by (used in) financing activities	7	(53)
Net increase in cash, cash equivalents and restricted cash	83	144
Cash, cash equivalents, and restricted cash at beginning of period	2,429	1,760
Cash, cash equivalents, and restricted cash at end of period	$2,512	$1,904

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings per share of Class A common stock for the three months ended March 31, 2026 and 2025, respectively:

	Three Months Ended March 31,
	2026	2025

	(in thousands)
Stock Options (1)	—	97
Restricted Stock Units (1)	136	308
Class A Units (2)	76,145	79,171
Class B Units (2)	1,298	1,532

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2026	2025	Change

	(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$4,828	$2,980	62.0%
Wholesale sales and revenues (1)	1,078	863	24.9%
Other sales and revenues (2)	526	389	35.2%
Total net sales and operating revenues	$6,432	$4,232	52.0%
Gross profit:
Retail vehicle gross profit	$593	$429	38.2%
Wholesale gross profit (1)	152	111	36.9%
Other gross profit (2)	526	389	35.2%
Total gross profit	$1,271	$929	36.8%
Unit sales information:
Retail vehicle unit sales	187,393	133,898	40.0%
Wholesale vehicle unit sales	83,574	63,454	31.7%
Per unit revenue:
Retail vehicles	$25,764	$22,256	15.8%
Wholesale vehicles (3)	$10,338	$9,865	4.8%
Per retail unit gross profit:
Retail vehicle gross profit	$3,165	$3,204	(1.2)%
Wholesale gross profit	811	829	(2.2)%
Other gross profit	2,807	2,905	(3.4)%
Total gross profit	$6,783	$6,938	(2.2)%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$1,328	$1,009	31.6%

(1) Includes $13 and $8, respectively, of wholesale sales and revenues from related parties.
(2) Includes $114 and $72, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026

	(in millions)
Compensation and benefits (1)	$199	$201	$209	$221	$245
Advertising	72	84	102	105	118
Market occupancy (2)	16	16	17	19	19
Logistics (3)	37	38	43	44	48
Other (4)	211	212	224	238	260
Total	$535	$551	$595	$627	$690

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs include occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following total liquidity resources available as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025

	(in millions)
Cash and cash equivalents	$2,410	$2,327
Availability under short-term revolving facilities (1)	2,144	2,052
Committed liquidity resources available	$4,554	$4,379
Super senior debt capacity (2)	1,500	1,500
Pari passu senior debt capacity (2)	750	750
Unpledged beneficial interests in securitizations (3)	106	110
Total liquidity resources (4)	$6,910	$6,739

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet as of period end.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)We consider our total liquidity resources as an input into our planning. Our total liquidity potential is composed of cash and cash equivalents, availability under existing short-term revolving credit facilities, additional capacity under the indentures governing our Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income, gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income plus (minus) income tax provision, interest expense, net, other operating expense, net, other expense (income), net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and loss on debt extinguishment, minus revenue related to our Warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales and share-based compensation expense in cost of sales, minus revenue related to our Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses and share-based compensation expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income, Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale gross profit, non-GAAP to wholesale gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended March 31,
(dollars in millions, except per unit amounts)	2025	2026
Net income	$373	$405
Income tax provision	2	36
Interest expense, net	139	99
Other expense (income), net	(122)	41
Loss on debt extinguishment	2	—
Operating income	$394	$581
Other operating expense, net	—	—
Depreciation and amortization expense in cost of sales	31	28
Depreciation and amortization expense in SG&A expenses	42	41
Share-based compensation expense in cost of sales	1	1
Share-based compensation expense in SG&A expenses	25	26
Warrant revenue	(5)	(5)
Adjusted EBITDA	$488	$672

Total revenues	$4,232	$6,432
Net income margin	8.8%	6.3%
Adjusted EBITDA margin	11.5%	10.4%

Gross profit	$929	$1,271
Depreciation and amortization expense in cost of sales	31	28
Share-based compensation expense in cost of sales	1	1
Warrant revenue	(5)	(5)
Gross profit, non-GAAP	$956	$1,295

Retail vehicle unit sales	133,898	187,393
Total gross profit per retail unit	$6,938	$6,783
Total gross profit per retail unit, non-GAAP	$7,140	$6,911

SG&A expenses	$535	$690
Depreciation and amortization expense in SG&A expenses	42	41
Share-based compensation expense in SG&A expenses	25	26
SG&A expenses, non-GAAP	$468	$623

Retail vehicle unit sales	133,898	187,393
Total SG&A expenses per retail unit	$3,996	$3,682
Total SG&A expenses per retail unit, non-GAAP	$3,495	$3,325

	Three Months Ended
(dollars in millions, except per unit amounts)	March 31, 2025	December 31, 2025	March 31, 2026
Retail gross profit	$429	$489	$593
Depreciation and amortization expense in cost of sales	13	13	15
Share-based compensation expense in cost of sales	1	1	1
Retail gross profit, non-GAAP	$443	$503	$609

Retail vehicle unit sales	133,898	163,522	187,393
Retail gross profit per retail unit	$3,204	$2,990	$3,165
Retail gross profit per retail unit, non-GAAP	$3,308	$3,076	$3,250

Wholesale gross profit	$111	$103	$152
Depreciation and amortization expense in cost of sales	18	13	13
Wholesale gross profit, non-GAAP	$129	$116	$165

Retail vehicle unit sales	133,898	163,522	187,393
Wholesale gross profit per retail unit	$829	$630	$811
Wholesale gross profit per retail unit, non-GAAP	$964	$709	$881

Other gross profit	$389	$459	$526
Root warrant revenue	(5)	(5)	(5)
Other gross profit, non-GAAP	$384	$454	$521

Retail vehicle unit sales	133,898	163,522	187,393
Other gross profit per retail unit	$2,905	$2,807	$2,807
Other gross profit per retail unit, non-GAAP	$2,868	$2,777	$2,780

Total gross profit	$929	$1,051	$1,271
Depreciation and amortization expense in cost of sales	31	26	28
Share-based compensation expense in cost of sales	1	1	1
Warrant revenue	(5)	(5)	(5)
Total gross profit, non-GAAP	$956	$1,073	$1,295

Retail vehicle unit sales	133,898	163,522	187,393
Total gross profit per retail unit	$6,938	$6,427	$6,783
Total gross profit per retail unit, non-GAAP	$7,140	$6,562	$6,911